Exhibit 99.1

Ashland reports third quarter fiscal 2025 results and narrows full-year outlook range

•
Sales of $463 million, down 15 percent from the prior-year quarter
•
Previously announced carboxymethylcellulose (CMC), methylcellulose (MC), Nutraceuticals and Avoca portfolio optimization initiatives (collectively, Portfolio Optimization) reduced overall sales by approximately $53 million or 10 percent versus the prior-year quarter. Excluding these initiatives, sales declined five percent
•
Loss from continuing operations of $719 million, or $(15.70) per diluted share, primarily reflecting a non-cash goodwill impairment charge of $706 million
•
Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense of $48 million, or $1.04 per diluted share
•
Net loss of $742 million, or ($16.21) per diluted share
•
Adjusted EBITDA of $113 million, down 19 percent from the prior-year quarter, with Portfolio Optimization contributing to a 9 percent or $13 million decline. Excluding the impact of Portfolio Optimization, Adjusted EBITDA declined 10 percent.
•
Cash flows provided by operating activities of $114 million; Ongoing Free Cash Flow2 of $108 million

WILMINGTON, Del., July 29, 2025 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the third quarter of fiscal year 2025, which ended June 30, 2025, and narrows its full-year fiscal 2025 outlook range. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

“Ashland delivered resilient performance in a mixed demand environment, with stable demand trends across most markets, though volumes fell short of expectations as anticipated growth did not materialize,” said Guillermo Novo, chair and chief executive officer of Ashland. “These conditions underscore the importance of our sustained focus on cost savings and operational discipline, which continue to support strong margins. Despite the headwinds, we delivered Adjusted EBITDA generally in line with expectations, demonstrating the strength of our portfolio and effectiveness of our execution. The Ashland team maintained pricing discipline, taking targeted pricing actions and leveraging our differentiated solutions to strengthen market presence and gain share while improving the cost position of our core technologies."

Novo continued, “While demand was softer than expected, Life Sciences maintained pharma growth momentum in VP&D and cellulosics, positioning the segment for continued progress. The Life Sciences’ team advanced our “globalize” and “innovate” priorities while sustaining Adjusted EBITDA Margins of 33 percent for consecutive quarters. Personal Care operated in a stable but subdued demand environment, with microbial protection comparing against a particularly strong prior-year period. Performance was also impacted by customer-specific softness in biofunctional actives, which is expected to ease going forward. In light of these dynamics, Personal Care is starting to benefit from recent strategic investments, with early traction in targeted areas supporting growth and contributing to another quarter of strong margins. We are encouraged by sequential growth and building momentum across biofunctionals and microbial protection, paired with the stability of our care ingredients portfolio. Specialty Additives partially mitigated the impact of a soft architectural coatings season and last year’s share loss in China with growth in other markets, and our recently announced HEC network consolidation action is a critical self-help lever to deliver operational efficiency and margin improvement. In

Intermediates, we continued to navigate a difficult supply-demand landscape while securing funding to enhance cost competitiveness in key markets."

Third-quarter sales were $463 million, down 15 percent compared to $544 million in the prior year. This included a reduction of approximately $53 million, or 10 percent due to Portfolio Optimization initiatives, which involved curtailing or divesting certain lower-margin products. Excluding these initiatives, sales declined five percent year-over-year. Organic volumes decreased four percent, driven by lower volumes in Specialty Additives and Personal Care, partially offset by growth in Life Sciences. Pricing declined by two percent, primarily in Life Sciences and Intermediates. Foreign currency movements had a favorable impact of $7 million, or one percent, on sales.

Net loss totaled $742 million, a decrease from net income of $6 million in the prior year, primarily reflecting a non-cash goodwill impairment charge of $706 million, driven by a prolonged decline in market capitalization compared to carrying value. Loss from continuing operations was $719 million, down from income of $31 million in the prior year, or ($15.70) per diluted share compared to $0.60 in the prior year. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $48 million, down from $75 million in the prior year, or $1.04 per diluted share, compared to $1.49. Adjusted EBITDA was $113 million, representing a 24 percent Adjusted EBITDA Margin. This reflects a 19 percent decrease from $139 million in the prior year, primarily driven by Portfolio Optimization, lower organic sales, and unfavorable production expenses as cost savings were more than offset by lower volumes. This decline was partially offset by lower selling, administrative, research and development (SARD) expenses as restructuring actions were realized. Excluding the $13 million reduction related to Portfolio Optimization, Adjusted EBITDA decreased by 10 percent year-over-year. Foreign currency movements had a favorable impact of $1 million on Adjusted EBITDA compared to the prior year.

Average diluted shares outstanding were 46 million in the third quarter, down from 51 million in the prior-year quarter following the company’s share repurchase activities over the past 12 months.

Cash flows from operating activities were $114 million, a decrease from $128 million in the prior-year quarter. Ongoing Free Cash Flow2 totaled $108 million compared to $112 million in the prior-year quarter.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free Cash Flow, Ongoing Free Cash Flow and Adjusted Operating Income are reconciled in Table 6 and Adjusted Income from Continuing Operations, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share Excluding Intangible Amortization Expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

In the third quarter, sales for the Life Sciences segment totaled $162 million, a decrease of 17 percent compared to $195 million in the prior-year period. The decline was primarily attributable to the company’s Portfolio Optimization initiatives, including the divestiture of the Nutraceuticals business and the exit from low-margin nutrition offerings. These actions reduced sales by approximately $32 million, or 16 percent. Excluding the impact of Portfolio Optimization, segment sales declined one percent year-over-year. Growth in pharma applications was more than offset by softer demand in other end markets, particularly nutrition. Organic sales volumes increased one percent, driven by four percent growth in pharma across most regions and technologies. The segment’s “globalize” business lines, tablet coatings and injectables, continued to perform well, collectively delivering double-digit year-over-year sales growth. As anticipated, overall pricing declined in the low-single-digit range, while targeted pricing strategies supported volume expansion. Foreign currency movements had a favorable impact of approximately $2 million on sales compared to the prior year.

Adjusted Operating Income for the quarter was $40 million, compared to $43 million in the prior-year period. Adjusted EBITDA totaled $54 million, representing a 33 percent margin and an 8 percent decline versus $59 million last year. The year-over-year decrease primarily reflects a $5 million impact from Portfolio Optimization actions and lower pricing, partially offset by sales volume growth and reduced SARD expenses. Excluding the impact of Portfolio Optimization, Adjusted EBITDA was consistent with the prior year.

Personal Care

Third-quarter sales for Personal Care totaled $147 million, a decrease of 16 percent compared to $175 million in the prior-year period. Sales continued to improve quarter-over-quarter. The year-over-year decline was primarily driven by Portfolio Optimization, which reduced sales by approximately $18 million, or 10 percent, largely due to the divestiture of the Avoca business line. Excluding this impact, Personal Care sales declined six percent, reflecting customer-specific softness in biofunctional actives, which is expected to begin easing going forward. Microbial protection also faced a tough comparison to a particularly strong prior-year period, while care ingredients remained generally stable. Foreign currency movements had a favorable impact of approximately $3 million, largely offsetting lower year-over-year pricing. The segment remains well-positioned for long-term growth as recent strategic investments gain traction, with early momentum in targeted areas contributing to growth and supporting strong margins.

Adjusted Operating Income was $26 million, compared to $32 million in the prior year. Adjusted EBITDA totaled $41 million, down 20 percent from $51 million in the prior year, and represented a 27.9 percent margin. The decline includes a $7 million impact from Portfolio Optimization. The year-over-year decrease in Adjusted EBITDA primarily reflects the impact of Portfolio Optimization and lower organic sales volumes, partially offset by reduced SARD and production expenses. Excluding the impact of Portfolio Optimization, Adjusted EBITDA declined $3 million compared to the prior year.

Specialty Additives

Specialty Additives sales totaled $131 million in the third quarter; a decrease of 13 percent compared to $150 million in the prior year period. Portfolio Optimization reduced sales by approximately $3 million, or two percent, primarily reflecting the exit of low-margin construction business lines. Excluding this impact, sales declined 11 percent year-over-year, primarily driven by coatings sales declines in China, generally in line with expectations, and sustained competitive intensity in export markets including the Middle East, Africa, and India. These factors outweighed continued growth in performance specialties and energy and resources markets. Pricing was stable year-over-year, marking an improvement from the two percent decline reported in the second quarter. Foreign currency movements had a favorable impact of approximately $2 million on sales compared to the prior year.

Adjusted Operating Income was $9 million, down from $22 million in the prior year. Adjusted EBITDA was $26 million, consistent with the prior quarter and down from $38 million in the prior year period. The year-over-year decline primarily reflects lower sales volumes in China, Middle East, Africa, and India, and volume rebalancing across the HEC manufacturing network. The recently announced manufacturing network consolidation is expected to support future margin improvement.

Intermediates

Intermediates sales totaled $33 million in the third quarter; a decrease of 8 percent compared to $36 million in the prior-year period. This included $23 million in merchant sales, compared to $24 million in the prior year, and $10 million in captive butanediol (BDO) sales, down $2 million year-over-year. Captive BDO sales are recognized at market-based pricing. The year-over-year sales decline was primarily driven by lower pricing. Foreign currency movements had a negligible impact on sales compared to the prior year.

Adjusted Operating Income was $4 million, down from $6 million in the prior year. Adjusted EBITDA was $7 million, down 22 percent from $9 million in the prior year, primarily reflecting lower pricing and production volumes partially offset by benefits from advanced manufacturing production tax credits.

Unallocated & Other

Unallocated and other expense was $49 million compared to $151 million in the prior-year quarter, primarily reflecting a non-cash impairment on the nutraceuticals business in the prior year. Adjusted unallocated and other expense EBITDA was $15 million versus $18 million in the prior-year quarter.

Financial Outlook

Ashland is updating its full-year fiscal 2025 outlook to reflect a stable but subdued macroeconomic environment and continued caution across customer channels. Demand trends remain mixed: pharma continues to recover and show resilience, Personal Care is stable with early signs of company-specific momentum, while Specialty Additives and Intermediates remain under pressure. Ashland maintains a measured outlook, supported by innovation tracking ahead of plan, early signs of recovery in its “globalize” platforms, and the execution of high-impact self-help initiatives. These strategic levers are helping to mitigate near-term volume pressure and position the company for improved performance going forward.

Tariff-related uncertainty persists, and the company continues to monitor the evolving regulatory landscape. While long-term rules are still being finalized, Ashland does not expect a material direct impact to fiscal year 2025.

At the same time, Ashland is benefiting from an FX tailwind, while other input costs and pricing dynamics remain stable. Raw material costs are steady, and year-over-year pricing pressure is easing as the company laps prior actions. These conditions are expected to support margin performance through the fourth quarter.

Ashland continues to prioritize controllable levers. The company’s $30 million restructuring program is expected to generate approximately $7.5 million in savings in the fourth quarter. Progress continues on the $60 million manufacturing network optimization initiative. These efforts, combined with strong execution, are expected to support continued margin strength. Free Cash Flow generation was strong in the third quarter, and Ashland expects continued healthy conversion in the fourth quarter.

Based on these factors, Ashland now expects full-year fiscal 2025 sales of approximately $1.825 billion to $1.850 billion and Adjusted EBITDA in the range of $400 million to $410 million. While the company has narrowed its guidance to reflect muted near-term growth, current assumptions are weighted toward the lower end of the range, reflecting a prudent base-case stance amid ongoing uncertainty, while underscoring the resilience of Ashland’s business model.

“While the macro environment remains stable, growth remains muted and consumer sentiment cautious. We’re seeing resilience in pharma, stability in Personal Care, and early signs of recovery in Ashland-specific areas. Our completed restructuring and continued focus on operational execution are supporting strong margins and healthy cash generation. We remain committed to driving self-help initiatives, improving our cost position, and enhancing operating consistency and efficiency across the company. These actions are helping us navigate the current macro environment and position the company to finish the year with discipline and build toward improved performance in fiscal year 2026. I look forward to sharing more insight during our earnings call tomorrow morning,” Guillermo Novo concluded.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 10 a.m. ET on Wednesday, July 30, 2025. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months on http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin, and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA Margin and Adjusted EBITDA Margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The Free Cash Flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, Free Cash Flow and Ongoing Free Cash Flow include the impact of capital expenditures from continuing operations and other significant items impacting Free Cash Flow, providing a more complete picture of current and future cash generation. Free Cash Flow, Ongoing Free Cash Flow, and Ongoing Free Cash Flow Conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing Free Cash Flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free Cash Flow, Ongoing Free Cash Flow, and Free

Cash Flow Conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted Diluted Earnings Per Share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this news release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the company has provided qualitative commentary in the Financial Outlook section of this news release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,960 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include but may not be limited to statements with respect to Ashland’s anticipations and expectations regarding the financial impact of its cost reduction and manufacturing optimization initiatives; the future pricing environment; favorable absorption; the cost of raw materials; its ability to drive sustainable growth and create long-term value; its portfolio optimization initiatives and accelerated cost savings programs; its exposure to current and future tariff and global trade policies; and management’s expectations and beliefs regarding Ashland’s adjusted fiscal-year 2025 outlook.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, public health crises, cyber events and legal proceedings and claims (including product recalls, and environmental and asbestos matters); the effects of announced or future tariff increases; the effects of the ongoing Ukraine/Russia and Israel/Hamas conflicts on the geographies in which we operate, the end markets we serve and on our supply chain and customers; and, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Annual Report of Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission

2The Ongoing Free Cash Flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William C. Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Nine months ended
	June 30		June 30
	2025	2024	2025	2024

Sales	$463	$544	$1,347	$1,591
Cost of sales	331	358	957	1,147
GROSS PROFIT	132	186	390	444
Selling, general and administrative expense	106	114	268	303
Research and development expense	13	15	41	42
Intangibles amortization expense	15	19	47	59
Equity and other income	-	-	1	3
Goodwill impairment	706	-	706	-
Loss on acquisitions and divestitures, net	-	99	165	100
OPERATING LOSS	(708)	(61)	(836)	(57)
Net interest and other expense (income)	(5)	7	34	(14)
Other net periodic benefit loss	1	2	4	6
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(704)	(70)	(874)	(49)
Income tax expense (benefit)	15	(101)	(19)	(229)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(719)	31	(855)	180
Loss from discontinued operations, net of income taxes	(23)	(25)	(22)	(27)
NET INCOME (LOSS)	$(742)	$6	$(877)	$153

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$(15.70)	$0.60	$(18.39)	$3.53
Loss from discontinued operations	(0.51)	(0.48)	(0.46)	(0.52)
Net income (loss)	$(16.21)	$0.12	$(18.85)	$3.01

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	46	51	47	51

SALES
Life Sciences	162	195	468	617
Personal Care	147	175	426	473
Specialty Additives	131	150	380	429
Intermediates	33	36	104	108
Intersegment Sales	(10)	(12)	(31)	(36)
	$463	$544	$1,347	$1,591

OPERATING INCOME (LOSS)
Life Sciences	(343)	43	(301)	125
Personal Care	25	31	64	59
Specialty Additives	(345)	10	(343)	(40)
Intermediates	4	6	6	22
Unallocated and other	(49)	(151)	(262)	(223)
	$(708)	$(61)	$(836)	$(57)

(a)
As a result of the loss from continuing operations for the three and nine months ending June 30, 2025, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings (loss) per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	June 30	September 30
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$207	$300
Accounts receivable, net	201	243
Inventories	567	545
Other assets	149	107
Total current assets	1,124	1,195

Noncurrent assets
Property, plant and equipment
Cost	3,336	3,316
Accumulated depreciation	2,135	2,013
Net property, plant and equipment	1,201	1,303

Goodwill	705	1,381
Intangibles	578	751
Operating lease assets, net	101	114
Restricted investments	283	295
Asbestos insurance receivable, net	129	132
Deferred income taxes	241	210
Other assets	259	264
Total noncurrent assets	3,497	4,450

Total assets	$4,621	$5,645

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$185	$214
Accrued expenses and other liabilities	216	256
Current operating lease obligations	19	20
Total current liabilities	420	490

Noncurrent liabilities
Long-term debt	1,382	1,349
Asbestos litigation reserve	404	414
Deferred income taxes	28	29
Employee benefit obligations	111	110
Operating lease obligations	84	99
Other liabilities	303	286
Total noncurrent liabilities	2,312	2,287

Stockholders' equity	1,889	2,868

Total liabilities and stockholders' equity	$4,621	$5,645

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Nine months ended
	June 30		June 30
	2025	2024	2025	2024
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income (loss)	$(742)	$6	$(877)	$153
Loss from discontinued operations, net of income taxes	23	25	22	27
Adjustments to reconcile income (loss) from continuing operations to cash flows from operating activities
Depreciation and amortization	76	61	187	221
Original issue discount and debt issuance cost amortization	2	1	5	4
Deferred income taxes	4	(1)	5	(137)
Gain from sales of property and equipment	-	-	(11)	-
Equity income from affiliates	-	-	(1)	-
Stock based compensation expense	3	3	11	10
Income from restricted investments	(22)	(4)	(15)	(51)
Loss (income) on divestitures, net	-	99	176	99
Goodwill impairment	706	-	706	-
Pension contributions	(2)	(3)	(9)	(14)
Loss on pension and other postretirement plan remeasurements	-	-	1	-
Change in operating assets and liabilities(a)	66	(59)	(106)	70
Total cash flows provided by operating activities from continuing operations	114	128	94	382
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(20)	(29)	(64)	(99)
Proceeds from disposal of property, plant and equipment	-	-	11	-
Proceeds from sale of operations	-	-	16	-
Proceeds from settlement of Company-owned life insurance contracts	4	1	5	1
Company-owned life insurance payments	-	-	(1)	(1)
Other investing cash flows	-	-	-	(10)
Funds restricted for specific transactions	-	-	(8)	(5)
Reimbursements from restricted investments	17	23	41	60
Proceeds from sale of securities	11	18	36	39
Purchases of securities	(11)	(18)	(36)	(39)
Total cash flows provided (used) by investing activities from continuing operations	1	(5)	-	(54)
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	-	(130)	(100)	(230)
Repayment of short-term debt	(50)	-	-	(16)
Cash dividends paid	(19)	(20)	(57)	(59)
Stock based compensation employee withholding taxes paid in cash	-	(1)	(4)	(5)
Total cash flows used by financing activities from continuing operations	(69)	(151)	(161)	(310)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	46	(28)	(67)	18
Cash used by discontinued operations
Operating cash flows	(9)	(12)	(27)	(38)
Effect of currency exchange rate changes on cash and cash equivalents	2	-	1	2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39	(40)	(93)	(18)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	168	439	300	417
CASH AND CASH EQUIVALENTS - END OF PERIOD	$207	$399	$207	$399

DEPRECIATION AND AMORTIZATION
Life Sciences	22	15	61	47
Personal Care	15	20	49	59
Specialty Additives	36	23	67	105
Intermediates	3	3	10	10
	$76	$61	$187	$221

(a)
Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2025	2024
Net income (loss)	$(742)	$6
Income tax expense (benefit)	15	(101)
Net interest and other expense (income)	(5)	7
Depreciation and amortization(a)	49	54
EBITDA	(683)	(34)
Loss from discontinued operations, net of income taxes	23	25
Operating key items (see Table 5)	773	148
Adjusted EBITDA	$113	$139

Adjusted EBITDA - Life Sciences
Operating income (loss)	$(343)	$43
Add:
Depreciation and amortization(a)	14	16
Operating key items (see Table 5)	383	-
Adjusted EBITDA	$54	$59

Adjusted EBITDA - Personal Care
Operating income	$25	$31
Add:
Depreciation and amortization(a)	15	19
Operating key items (see Table 5)	1	1
Adjusted EBITDA	$41	$51

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$(345)	$10
Add:
Depreciation and amortization(a)	17	16
Operating key items (see Table 5)	354	12
Adjusted EBITDA	$26	$38

Adjusted EBITDA - Intermediates
Operating income	$4	$6
Add:
Depreciation and amortization	3	3
Adjusted EBITDA	$7	$9

(a)
Depreciation and amortization excludes accelerated depreciation expense of $8 million for Life Sciences for the three months ended June 30, 2025, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $1 million for Life Sciences associated with the Nutraceuticals business assets for the three months ended June 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization excludes accelerated depreciation expense of $1 million for Personal Care for the three months ended June 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization excludes accelerated depreciation expense of $19 million and $7 million for Specialty Additives for the three months ended June 30, 2025 and 2024, respectively, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE INCOME STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended June 30, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Goodwill impairment	$(375)	$-	$(331)	$-	$-	$(706)
Environmental reserve adjustments	-	-	(2)	-	(28)	(30)
Accelerated depreciation	(8)	-	(19)	-	-	(27)
Restructuring, separation and other costs	-	-	-	-	(7)	(7)
Other plant optimization costs	-	(1)	(2)	-	-	(3)
All other operating income (loss)	40	26	9	4	(14)	65
Operating income (loss)	(343)	25	(345)	4	(49)	(708)

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(19)	(19)
All other net interest and other expense					14	14
					(5)	(5)

OTHER NET PERIODIC BENEFIT LOSS					1	1

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(12)	(12)
Tax specific key items(b)					13	13
All other income tax expense					14	14
					15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(343)	$25	$(345)	$4	$(60)	$(719)

	Three Months Ended June 30, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Nutraceuticals impairment and sale	$-	$-	$-	$-	$(99)	$(99)
Environmental reserve adjustments	(1)	-	(1)	-	(33)	(35)
Accelerated depreciation	-	(1)	(7)	-	-	(8)
Other plant optimization costs	-	-	(4)	-	-	(4)
Restructuring, separation and other costs	-	-	-	-	(3)	(3)
Held for sale depreciation and amortization	1	-	-	-	-	1
All other operating income (loss)	43	32	22	6	(16)	87
Operating income (loss)	43	31	10	6	(151)	(61)

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(1)	(1)
All other net interest and other expense					8	8
					7	7

OTHER NET PERIODIC BENEFIT LOSS					2	2

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(12)	(12)
Tax specific key items(b)					(106)	(106)
All other income tax expense					17	17
					(101)	(101)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$43	$31	$10	$6	$(59)	$31

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Nine months ended
	June 30		June 30
Free cash flows	2025	2024	2025	2024
Total cash flows provided by operating activities from continuing operations	$114	$128	$94	$382
Adjustments:
Additions to property, plant and equipment	(20)	(29)	(64)	(99)
Free Cash Flows	$94	$99	$30	$283
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(a)	1	3	11	(11)
Cash inflows from Foreign Accounts Receivable Sales Program(b)	(4)	(1)	(13)	(123)
Restructuring-related payments(c)	6	3	23	10
Environmental and related litigation payments(d)	11	8	24	23
Ongoing Free Cash Flow	$108	$112	$75	$182

Net income (loss)	$(742)	$6	$(877)	$153
Adjusted EBITDA(e)	$113	$139	$282	$336

Operating Cash Flow Conversion(f)	Not meaningful	2133%	Not meaningful	250%
Ongoing Free Cash Flow Conversion(g)	96%	81%	27%	54%

(a)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(b)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(c)
Restructuring payments incurred during each period presented.
(d)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(e)
See Adjusted EBITDA reconciliation.
(f)
Operating Cash Flow Conversion is defined as Cash flows provided by operating activities from continuing operations divided by Net income (loss).
(g)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Nine months ended
	June 30		June 30
Adjusted Operating Income	2025	2024	2025	2024
Operating loss (as reported)	$(708)	$(61)	$(836)	$(57)
Key items, before tax:
Goodwill impairment	706	-	706	-
Avoca business impairment and sale	-	-	175	-
Accelerated depreciation	27	8	40	56
Environmental reserve adjustments	30	35	33	41
Restructuring, separation and other costs	7	3	18	28
Other plant optimization costs	3	4	12	5
Argentina currency devaluation impact	-	-	-	5
Nutraceuticals impairment and sale	-	99	-	99
Held for sale depreciation and amortization	-	(1)	(2)	(1)
Income on divestitures, net	-	-	(10)	-
Adjusted Operating Income (non-GAAP)	$65	$87	$136	$176

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Nine months ended
	June 30		June 30
	2025	2024	2025	2024
Income (loss) from continuing operations (as reported)	$(719)	$31	$(855)	$180
Key items, before tax:
Goodwill impairment	706	-	706	-
Avoca business impairment and sale	-	-	175	-
Accelerated depreciation	27	8	40	56
Environmental reserve adjustments	30	35	33	41
Restructuring, separation and other costs	7	3	18	28
Other plant optimization costs	3	4	12	5
Loss on pension plan remeasurements	-	-	1	-
Nutraceuticals impairment and sale	-	99	-	99
Argentina currency devaluation impact	-	-	-	5
Held for sale depreciation and amortization	-	(1)	(2)	(1)
Unrealized gains on securities	(19)	(1)	(5)	(39)
Income on divestitures, net	-	-	(10)	-
Key items, before tax	754	147	968	194
Tax effect of key items(a)	(12)	(12)	(64)	(24)
Key items, after tax	742	135	904	170
Tax specific key items:
Uncertain tax positions	5	9	1	9
Restructuring and separation activity	-	(115)	-	(115)
Other and tax reform related activity	8	-	19	(129)
Tax specific key items(b)	13	(106)	20	(235)
Total key items	755	29	924	(65)
Adjusted Income from Continuing Operations (non-GAAP)	$36	$60	$69	$115
Amortization expense adjustment (net of tax)(c)	12	15	39	48
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$48	$75	$108	$163

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025 and 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% and 21% for the three and nine months ended June 30, 2025, respectively, and 20% for the three and nine months ended June 30, 2024.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Nine months ended
	June 30		June 30
	2025	2024	2025	2024
Diluted EPS from continuing operations (as reported)	$(15.70)	$0.60	$(18.39)	$3.53
Key items, before tax:
Goodwill impairment	15.41	-	15.19	-
Avoca business impairment and sale	-	-	3.73	-
Accelerated depreciation	0.59	0.16	0.85	1.10
Environmental reserve adjustments	0.65	0.69	0.71	0.80
Restructuring, separation and other costs	0.15	0.06	0.38	0.55
Other plant optimization costs	0.07	0.08	0.26	0.10
Loss on pension plan remeasurements	-	-	0.02	-
Nutraceuticals impairment and sale	-	1.94	-	1.94
Argentina currency devaluation impact	-	-	-	0.10
Held for sale depreciation and amortization	-	(0.02)	(0.04)	(0.02)
Unrealized gains on securities	(0.41)	(0.02)	(0.10)	(0.76)
Income on divestitures, net	-	-	(0.21)	-
Key items, before tax	16.46	2.89	20.79	3.81
Tax effect of key items(a)	(0.26)	(0.24)	(1.36)	(0.48)
Key items, after tax	16.20	2.65	19.43	3.33
Tax specific key items:
Uncertain tax positions	0.11	0.18	0.03	0.18
Restructuring and separation activity	-	(2.25)	-	(2.25)
Other and tax reform related activity	0.17	-	0.40	(2.54)
Tax specific key items(b)	0.28	(2.07)	0.43	(4.61)
Total key items	16.48	0.58	19.86	(1.28)
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.78	$1.18	$1.47	$2.25
Amortization expense adjustment (net of tax)(c)	0.26	0.31	0.83	0.94
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$1.04	$1.49	$2.30	$3.19

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025 and 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% and 21% for the three and nine months ended June 30, 2025, respectively, and 20% for the three and nine months ended June 30, 2024.